Exhibit 99.1

Contact:

Jim Havel, Chief Financial Officer

Ben Bier, Vice President, Investor Relations

(314) 810-3115

investor.relations@express-scripts.com

Express Scripts Announces 2018 Third Quarter Results

ST. LOUIS, October 31, 2018 — Express Scripts Holding Company (Nasdaq: ESRX) announced consolidated 2018 third quarter net income of $1,071.6 million or $1.89 per diluted share. Consolidated 2018 third quarter adjusted earnings per diluted share were $2.43, which represents growth of 28% over consolidated 2017 third quarter adjusted earnings per diluted share./1

“Our momentum is strong: we achieve industry-leading drug trend, specialized care for patients and breakthrough pharmacy and healthcare solutions, which have helped us achieve strong client retention and increased interest from prospects. Across the board we are driving strong results, as we did in the third quarter,” said Tim Wentworth, President and CEO. “As we look ahead to our planned combination with Cigna, we will offer greater affordability and differentiation through our relentless focus on patient care, cost containment and continuous innovation while delivering quality health outcomes for our patients and clients.”

Business Outlook

The Company now expects its 2019 retention rate for the 2018 selling season to exceed 98%, an all-time high/2 for the Company. “We continue to earn the trust of those we serve through our ability to predict marketplace trends, create advantage for our clients, and develop innovative solutions that generate greater value. With trust comes the ability to help even more people achieve better outcomes. Now, more than ever, prospects and clients alike need more innovation, service and care, and we are well positioned to deliver. We are retaining our clients, winning prospects, and enrolling clients in more solutions and, as a result, expect to grow core business adjusted claims by 2% to 3% in 2019. From taking on the toughest challenges to uncovering innovative opportunities, Express Scripts is championing better healthcare every day,” said Wentworth.

On March 8, 2018, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Cigna Corporation (“Cigna”) and certain subsidiaries of Cigna, whereby Cigna will acquire Express Scripts in a cash and stock transaction. On August 24, 2018, at its special meeting of stockholders, Express Scripts’ stockholders approved the adoption of the Merger Agreement. On September 17, 2018, the U.S. Department of Justice cleared the proposed merger with Cigna. The merger is expected to be completed by December 31, 2018. Until the closing, we continue to operate as an independent company.

[1]

Each of net income, adjusted net income, earnings per diluted share, adjusted earnings per diluted share, EBITDA, adjusted EBITDA and adjusted EBITDA per adjusted claim amounts are presented as attributable to Express Scripts, excluding non-controlling interests. For a description of the financial measures presented herein which are not calculated or presented in accordance with accounting principles generally accepted in the United States (“GAAP”), see Supplemental Information Regarding Non-GAAP Financial Measures below.

[2]	From the date the Company began tracking retention rate in 2006.

Third Quarter 2018 Overview/3

(in millions, except per claim data)	Q3 2018			Q3 2018 vs. Q3 2017 Change
	(Consolidated, as reported)	Attributable to Transitioning Clients[1]	Core (Excluding Transitioning Clients)	Excluding Transitioning Clients
Adjusted claims	334.6	54.5	280.1	(2.2%)
Revenues[1]	25,563.2	4,492.9	21,070.3	5.3%
Net Income	1,071.6	N/A	N/A	N/A
Adjusted EBITDA	2,037.7	643.5	1,394.2	4.1%
Adjusted EBITDA per adjusted claim	$6.09	N/A	$4.98	6.4%

See “Footnotes to Press Release,” below. See Table 6.

Core Business Third Quarter 2018 Review/3

During the third quarter, the Company generated $1,394.2 million in core business adjusted EBITDA, representing growth of 4.1% over the comparable quarter 2017 core business adjusted EBITDA. Growth in the core came from product upsells and supply chain initiatives, including the performance of the Company’s SafeguardRx suite of solutions, as well as, contributions from eviCore and Accredo, partially offset by lower claims volume and delays in specialty generic launches.

Consolidated Third Quarter 2018 Review/3

The following compares consolidated third quarter 2018 and 2017 operating results:

•	Adjusted claims of 334.6 million, down 2.6%

•	GAAP net income of $1,071.6 million, up 27.3%

•	GAAP earnings per diluted share of $1.89, up 29.5%

•	Adjusted EBITDA of $2,037.7 million, up 4.6%

•	Adjusted net income of $1,380.7 million, up 26.3%

•	Adjusted earnings per diluted share of $2.43, up 27.9%

•	Net cash flow provided by operating activities of $759.4 million, down 60%

Total adjusted claims in the third quarter of 2018 were down 2.6% from the comparable quarter in 2017 due primarily to the previously disclosed losses of certain public sector clients in the core business, but were consistent with the Company’s previously provided guidance range for the quarter.

Net income, on a GAAP and an adjusted basis, in the third quarter of 2018 was up from the comparable quarter in 2017 driven by higher adjusted EBITDA and reduced income tax expense. Earnings per diluted share, on a GAAP and an adjusted basis, in the third quarter of 2018 were up from the comparable quarter in 2017 due to higher net income and reduced shares outstanding.

Adjusted EBITDA in the third quarter of 2018 was up 4.6% from the comparable quarter in 2017 primarily driven by growth in our Accredo specialty pharmacy and the inclusion of eviCore.

Net cash flow provided by operating activities in the third quarter of 2018 was down 60% from the comparable quarter in 2017 and 25% for the first nine months of 2018 compared to same period in 2017, primarily resulting from the timing of collections and payments to and from pharmacies, pharmaceutical suppliers, our clients and us.

[3]	See Supplemental Information Regarding Non-GAAP Financial Measures and Supplemental Tables below for additional information.

As previously discussed, the Company suspended its share repurchase program, in the first quarter of 2018, pursuant to the Merger Agreement with Cigna.

For a description of the financial measures presented herein which are not calculated or presented in accordance with GAAP, see “Supplemental Information Regarding Non-GAAP Financial Measures” below.

Due to the Company’s pending acquisition by Cigna, the Company will not be holding a third quarter conference call to review results, and will no longer provide financial guidance. A copy of the earnings release will be available at the Investor Information section of Express Scripts’ web site at http://www.express-scripts.com/corporate.

About Express Scripts

Express Scripts is a healthcare opportunity company. Empowered by our legacy as an industry innovator, we dare to imagine – and deliver – a better healthcare system with improved health outcomes and lower costs. From pharmacy and medical benefits management, to specialty pharmacy care, and everything in between – we uncover opportunities to make healthcare work better.

Our home base is St. Louis, but our reach extends across the nation, helping millions of Americans. We stand alongside those we serve, collaborating with our clients and partners to develop personalized solutions that make a meaningful difference.

We believe healthcare can do more. We are Champions For BetterSM.

For more information, visit Lab.Express-Scripts.com or follow @ExpressScripts on Twitter.

Supplemental Information Regarding Non-GAAP Financial Measures

The following provides supplemental information regarding the non-GAAP financial measures presented herein, including the reconciliation of such measures to the most directly comparable financial measures calculated in accordance with GAAP. Adjusted earnings per diluted share (adjusted EPS), EBITDA, adjusted EBITDA, adjusted EBITDA per adjusted claim, adjusted net income, adjusted income before income taxes, adjusted gross profit and adjusted selling, general and administrative are non-GAAP financial measures presented herein, are not calculated or presented in accordance with GAAP, and should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. The Company believes these non-GAAP financial measures provide management and investors with useful information about the earnings impact of certain expenses and are useful for (i) comparison of our earnings to those of other companies; (ii) a better understanding of the Company’s ongoing core business performance; (iii) planning and forecasting for future periods; and (iv) assessing period-to-period performance trends. Management assesses the Company’s core business operating performance using adjusted EBITDA in order to better isolate the impact of certain expenses that may not be comparable between periods or indicative of the ongoing performance of the business. Adjusted EBITDA per adjusted claim provides management and investors with useful information about the earnings and performance of the Company on a per unit basis.

Financial Information for our Core Business and Transitioning Clients: The financial measures attributable to our core business and the transitioning clients presented herein, including adjusted EBITDA and adjusted EBITDA per adjusted claims, are also non-GAAP financial measures. These measures are not calculated or presented in accordance with GAAP, and should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. These measures represent operating results attributable to specific clients of the Company; however, they are not regularly reviewed by our Chief Executive Officer to assess the performance of any of these clients or make decisions about resources to be allocated to any such client. These measures also reflect management’s estimates as to allocation of costs of its PBM business to each of the transitioning clients and may not be indicative of costs actually incurred as a result of servicing each of these clients. However, management is unable to reasonably estimate the allocation of certain key items that would impact net income attributable to each of the transitioning clients, including interest and depreciation and amortization. Accordingly, the Company is unable to provide net income attributable to any of the transitioning clients or its core business excluding the transitioning clients, and is therefore also unable to provide a reconciliation of adjusted EBITDA to net income attributable to transitioning clients or core business. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could have a significant impact on the Company’s long-term outlook for the core business, as discussed above.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements, including, but not limited to, our guidance, business outlook and our statements related to the Company’s plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ materially from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements can be found in Management’s Discussion and Analysis of Financial Condition and Results of Operations and Item 1A – “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2018 and the Company’s Quarterly Report on Form 10-Q filed with the SEC on October 31, 2018. A copy of these documents can be found at the Investor Information section of Express Scripts’ web site at http://www.express-scripts.com/corporate.

We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

EXPRESS SCRIPTS HOLDING COMPANY

Unaudited Consolidated Statement of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share data)	2018	2017	2018	2017
Revenues	$25,563.2	$24,683.4	$75,974.4	$74,685.8
Cost of revenues	23,211.8	22,445.7	69,539.4	68,414.2

Gross profit	2,351.4	2,237.7	6,435.0	6,271.6
Selling, general and administrative	862.8	759.3	2,672.6	2,360.0

Operating income	1,488.6	1,478.4	3,762.4	3,911.6
Other (expense) income:
Interest income and other	13.0	13.6	33.8	28.7
Interest expense and other	(151.0)	(147.7)	(456.3)	(439.9)

	(138.0)	(134.1)	(422.5)	(411.2)

Income before income taxes	1,350.6	1,344.3	3,339.9	3,500.4
Provision for income taxes	276.8	499.3	760.8	1,299.6

Net income	1,073.8	845.0	2,579.1	2,200.8
Less: Net income attributable to non-controlling interest	2.2	3.3	7.0	11.0

Net income attributable to Express Scripts	$1,071.6	$841.7	$2,572.1	$2,189.8

Weighted-average number of common shares outstanding during the period:
Basic	562.9	571.8	562.5	585.1
Diluted	567.9	574.7	566.8	588.4
Earnings per share attributable to Express Scripts:
Basic	$1.90	$1.47	$4.57	$3.74
Diluted	$1.89	$1.46	$4.54	$3.72

EXPRESS SCRIPTS HOLDING COMPANY

Unaudited Consolidated Balance Sheet

(in millions)	September 30, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$3,705.7	$2,309.6
Receivables, net	7,824.1	7,056.3
Inventories	2,168.9	2,124.9
Prepaid expenses and other current assets	653.5	466.3

Total current assets	14,352.2	11,957.1
Property and equipment, net	490.9	551.3
Computer software, net	827.5	814.9
Goodwill	31,110.5	31,099.7
Other intangible assets, net	8,425.5	9,625.9
Other assets	235.0	206.9

Total assets	$55,441.6	$54,255.8

Liabilities and stockholders’ equity
Current liabilities:
Claims and rebates payable	$10,190.2	$10,188.5
Accounts payable	4,412.9	3,755.7
Accrued expenses	2,067.0	2,869.3
Short-term debt and current maturities of long-term debt	2,021.3	1,032.9

Total current liabilities	18,691.4	17,846.4
Long-term debt	12,974.2	14,981.5
Deferred taxes	2,347.8	2,562.4
Other liabilities	855.4	740.2

Total liabilities	34,868.8	36,130.5

Stockholders’ equity:
Preferred stock, 15.0 shares authorized, $0.01 par value per share; no shares issued and outstanding	—	—
Common stock, 2,985.0 shares authorized, $0.01 par value per share; shares issued: 866.9 and 862.3, respectively; shares outstanding: 563.6 and 564.4, respectively	8.7	8.6
Additional paid-in capital	23,826.8	23,537.8
Accumulated other comprehensive loss	(6.5)	(2.9)
Retained earnings	18,890.7	16,318.6

	42,719.7	39,862.1
Common stock in treasury at cost, 303.3 and 297.9 shares, respectively	(22,153.8)	(21,742.5)

Total Express Scripts stockholders’ equity	20,565.9	18,119.6
Non-controlling interest	6.9	5.7

Total stockholders’ equity	20,572.8	18,125.3

Total liabilities and stockholders’ equity	$55,441.6	$54,255.8

EXPRESS SCRIPTS HOLDING COMPANY

Unaudited Consolidated Statement of Cash Flows

	Nine Months Ended September 30,
(in millions)	2018	2017
Cash flows from operating activities:
Net income	$2,579.1	$2,200.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,500.2	1,344.2
Deferred income taxes	(207.3)	(247.5)
Employee stock-based compensation expense	89.7	78.0
Other, net	20.7	24.2
Changes in operating assets and liabilities:
Receivables	(792.5)	161.2
Inventories	(44.1)	(93.8)
Other current and noncurrent assets	(187.1)	(88.8)
Claims and rebates payable	(0.4)	642.6
Accounts payable	680.1	475.4
Accrued expenses	(750.9)	(659.3)
Other noncurrent liabilities	100.8	144.5

Net cash flows provided by operating activities	2,988.3	3,981.5

Cash flows from investing activities:
Capital expenditures for property and equipment and computer software	(241.3)	(177.3)
Acquisitions, net of cash acquired	(26.4)	(122.7)
Other, net	(28.3)	(11.3)

Net cash used in investing activities	(296.0)	(311.3)

Cash flows from financing activities:
Repayment of long-term debt	(831.4)	(650.0)
Treasury stock acquired	(420.7)	(2,735.7)
Net proceeds from employee stock plans	198.9	51.3
Commercial paper repayments, net	(195.0)	—
Other, net	(43.4)	(22.5)

Net cash used in financing activities	(1,291.6)	(3,356.9)

Effect of foreign currency translation adjustment	(4.6)	5.4
Net increase in cash and cash equivalents	1,396.1	318.7
Cash and cash equivalents at beginning of period	2,309.6	3,077.2

Cash and cash equivalents at end of period	$3,705.7	$3,395.9

Table 1

Express Scripts Holding Company Unaudited Consolidated Selected Information

(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Claims Volume
Network	207.0	213.5	631.1	655.4
Home delivery and specialty (3)	25.6	28.8	78.2	87.3

Total claims	232.6	242.3	709.3	742.7

Adjusted network (2)	260.2	259.5	784.8	790.7
Adjusted home delivery and specialty (2)	74.4	84.1	227.8	254.6

Total adjusted claims (2)	334.6	343.6	1,012.6	1,045.3

Depreciation and Amortization (D&A):
Revenue amortization (4)	$55.4	$55.4	$166.2	$166.2
Cost of revenues depreciation	31.7	32.0	101.9	96.3
Selling, general and administrative depreciation	61.3	51.3	174.0	155.3
Selling, general and administrative amortization (4)	349.3	310.7	1,058.1	926.4

Total D&A	$497.7	$449.4	$1,500.2	$1,344.2

Generic Fill Rate*
Network	86.5%	86.5%	87.1%	86.9%
Home delivery	83.9%	83.5%	84.0%	82.8%
Overall	86.2%	86.1%	86.7%	86.4%

See Footnotes to Press Release

*

The home delivery generic fill rate is currently lower than the network generic fill rate as fewer generic substitutions are available among maintenance medications (e.g., therapies for chronic conditions) commonly dispensed from home delivery pharmacies compared to acute medications, which are primarily dispensed by pharmacies in our retail networks.

Table 2

Express Scripts Holding Company Unaudited Adjusted Gross Profit and Adjusted SG&A Reconciliation

Provided below are reconciliations of adjusted gross profit and adjusted selling, general and administrative expenses, which are non-GAAP measures, to gross profit and selling, general and administrative expenses, respectively, which are the most directly comparable measures calculated in accordance with GAAP.

(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Gross profit, as reported	$2,351.4	$2,237.7	$6,435.0	$6,271.6
Amortization of intangible assets (4)	55.4	55.4	166.2	166.2
Enterprise value initiative costs (6)	7.2	2.4	39.9	2.4

Adjusted gross profit	$2,414.0	$2,295.5	$6,641.1	$6,440.2

Selling, general and administrative, as reported	$862.8	$759.3	$2,672.6	$2,360.0
Amortization of intangible assets (4)	349.3	310.7	1,058.1	926.4
Transaction costs (5)	26.0	—	82.4	—
Enterprise value initiative costs (6)	21.0	20.9	51.6	20.9
Charitable contribution costs (7)	—	—	30.0	—

Adjusted selling, general and administrative	$466.5	$427.7	$1,450.5	$1,412.7

See Footnotes to Press Release

Table 3

Express Scripts Holding Company Unaudited EBITDA and Adjusted EBITDA Reconciliation

(in millions, except per claim data)

Provided below is a reconciliation of EBITDA and Adjusted EBITDA attributable to Express Scripts, which are non-GAAP financial measures, from net income attributable to Express Scripts. The Company believes net income is the most directly comparable measure under GAAP.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net income attributable to Express Scripts, as reported	$1,071.6	$841.7	$2,572.1	$2,189.8
Provision for income taxes (8)	276.8	499.3	760.8	1,299.6
Depreciation and amortization (4),*	497.7	449.4	1,500.2	1,344.2
Other expense (income), net	138.0	134.1	422.5	411.2

EBITDA attributable to Express Scripts	$1,984.1	$1,924.5	$5,255.6	$5,244.8
Adjustments to EBITDA
Transaction costs (5)	26.0	—	82.4	—
Enterprise value initiative costs (6)	27.6	22.9	89.5	22.9
Charitable contribution costs (7)	—	—	30.0	—

Adjusted EBITDA attributable to Express Scripts	$2,037.7	$1,947.4	$5,457.5	$5,267.7
Total adjusted claims (2)	334.6	343.6	1,012.6	1,045.3
Adjusted EBITDA attributable to Express Scripts, per adjusted claim	$6.09	$5.67	$5.39	$5.04

See Footnotes to Press Release

*

Depreciation and amortization presented above includes accelerated depreciation of $0.6 million and $2.0 million for the three and nine months ended September 30, 2018, respectively, and $0.4 million for each of the three and nine months ended September 30, 2017, related to our enterprise value initiative.

Table 4

Express Scripts Holding Company Unaudited Adjusted Diluted EPS Reconciliation

Provided below is a reconciliation of Adjusted Diluted EPS attributable to Express Scripts, which is a non-GAAP measure, to diluted

EPS attributable to Express Scripts, which is its most directly comparable measure calculated in accordance with GAAP.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
		(per diluted share)
Diluted EPS attributable to Express Scripts, as reported	$1.89	$1.46	$4.54	$3.72
Excluding items indicated:
Amortization of intangible assets (4),*	0.71	0.64	2.16	1.86
Transaction costs (5),*	0.05	—	0.15	—
Enterprise value initiative costs (6),*	0.05	0.04	0.16	0.04
Charitable contribution costs (7),*	—	—	0.05	—
Discrete tax items (8)	(0.07)	0.01	(0.04)	0.03
Tax impact of excluded items (10)	(0.20)	(0.25)	(0.60)	(0.70)

Diluted EPS attributable to Express Scripts, adjusted	$2.43	$1.90	$6.42	$4.95

See Footnotes to Press Release

*	Presented on a pre-tax basis.

Table 5

Express Scripts Holding Company Unaudited Adjusted Net Income and

Adjusted Effective Income Tax Rate Reconciliation

(in millions)

Presented below is a reconciliation of adjusted net income attributable to Express Scripts, which is a non-GAAP financial measure, to income before income taxes, which is its most directly comparable measure calculated in accordance with GAAP.

	Three Months Ended September 30, 2018			Nine Months Ended September 30, 2018
	Income before income taxes	Provision for income taxes	Effective income tax rate	Income before income taxes	Provision for income taxes	Effective income tax rate
Income before income taxes, as reported	$1,350.6	$276.8		$3,339.9	$760.8
Net income attributable to non-controlling interest	(2.2)	—		(7.0)	—

Income before income taxes attributable to Express Scripts	1,348.4	276.8	20.5%	3,332.9	760.8	22.8%
Excluding items indicated:
Discrete tax items (8)	—	41.5		—	25.8
Transaction costs (5)	26.0	6.1		82.4	19.4
Enterprise value initiative costs (6)	28.2	6.7		91.5	21.6
Charitable contribution costs (7)	—	—		30.0	7.1
Loss on Disposal (9)	—	—		1.8	0.4
Amortization of intangible assets (4)	404.7	95.5		1,224.3	288.9

Income before income taxes attributable to Express Scripts, as adjusted	$1,807.3	$426.6	23.6%	$4,762.9	$1,124.0	23.6%

Adjusted net income attributable to Express Scripts	$1,380.7			$3,638.9

See Footnotes to Press Release

Table 5A

Express Scripts Holding Company Unaudited Adjusted Net Income and

Adjusted Effective Income Tax Rate Reconciliation

(in millions)

Presented below is a reconciliation of adjusted net income attributable to Express Scripts, which is a non-GAAP financial measure, to income before income taxes, which is its most directly comparable measure calculated in accordance with GAAP.

	Three Months Ended September 30, 2017			Nine Months Ended September 30, 2017
	Income before income taxes	Provision for income taxes	Effective income tax rate	Income before income taxes	Provision for income taxes	Effective income tax rate
Income before income taxes, as reported	$1,344.3	$499.3		$3,500.4	$1,299.6
Net income attributable to non-controlling interest	(3.3)	—		(11.0)	—

Income before income taxes attributable to Express Scripts	1,341.0	499.3	37.2%	3,489.4	1,299.6	37.2%
Excluding items indicated:
Amortization of intangible assets (4)	366.1	134.8		1,092.6	402.1
Enterprise value initiative costs (6)	23.3	8.5		23.3	8.5
Discrete tax items (8)	—	(5.8)		—	(15.5)

Income before income taxes attributable to Express Scripts, as adjusted	$1,730.4	$636.8	36.8%	$4,605.3	$1,694.7	36.8%

Adjusted net income attributable to Express Scripts	$1,093.6			$2,910.6

See Footnotes to Press Release

Table 6

Express Scripts Holding Company Operating Results Excluding Estimate of Contribution related to Transitioning Clients

(amounts in millions except per claim figures)

(Three months ended)		September 30, 2018			September 30, 2017			Change
		Consolidated As Reported	Transitioning Clients(1)	Core business(1)	Consolidated As Reported	Transitioning Clients(1)	Core business(1)	As Reported	Core business(1)
Adjusted claims(2)	Table 1	334.6	54.5	280.1	343.6	57.2	286.4	-2.6%	-2.2%
Revenues		$25,563.2	$4,492.9	$21,070.3	$24,683.4	$4,665.7	$20,017.7	3.6%	5.3%
Net income		$1,071.6	N/A	N/A	$841.7	N/A	N/A	27.3%	N/A
Adjusted EBITDA	Table 3	$2,037.7	$643.5	$1,394.2	$1,947.4	$607.9	$1,339.5	4.6%	4.1%
Adjusted EBITDA/adjusted claim	Table 3	$6.09	N/A	$4.98	$5.67	N/A	$4.68	7.4%	6.4%

(Nine months ended)		September 30, 2018			September 30, 2017			Change
		Consolidated As Reported	Transitioning Clients(1)	Core business(1)	Consolidated As Reported	Transitioning Clients(1)	Core business(1)	As Reported	Core business(1)
Adjusted claims(2)	Table 1	1,012.6	166.0	846.6	1,045.3	176.2	869.1	-3.1%	-2.6%
Revenues		$75,974.4	$13,449.2	$62,525.2	$74,685.8	$14,289.2	$60,396.6	1.7%	3.5%
Net income		$2,572.1	N/A	N/A	$2,189.8	N/A	N/A	17.5%	N/A
Adjusted EBITDA	Table 3	$5,457.5	$1,713.3	$3,744.2	$5,267.7	$1,810.5	$3,457.2	3.6%	8.3%
Adjusted EBITDA/adjusted claim	Table 3	$5.39	N/A	$4.42	$5.04	N/A	$3.98	6.9%	11.1%

See Footnotes to Press Release.

Footnotes to Press Release

(1) The Company’s core business excludes the contributions from Anthem, as well as Coventry and Catamaran, to which we refer together as the “Transitioning Clients.” Amounts attributable to each of the Transitioning Clients are based on management’s estimates regarding, among other items, cost allocation and may not be indicative of costs actually incurred as a result of servicing each of the Transitioning Clients. Both direct and indirect costs were allocated based on management’s best estimates of costs attributable to servicing each of the Transitioning Clients, and, where appropriate, are based on actual cost or adjusted claims attributable to each of the Transitioning Clients.

Consolidated revenues and Transitioning Clients revenues include intangible amortization related to the customer contract with Anthem of $55.4 million for each of the three months ended September 30, 2018 and 2017. Consolidated revenues and Transitioning Clients revenues include intangible amortization related to the customer contract with Anthem of $166.2 million for each of the nine months ended September 30, 2018 and 2017.

(2) Total adjusted network claims includes an adjustment to reflect non-specialty network claims filled through our 90-day programs. These claims are multiplied by three, as these claims, on average, typically cover a time period three times longer than other network claims. Home delivery claims are also multiplied by three, as home delivery claims typically cover a time period three times longer than unadjusted network claims.

(3) Includes home delivery and specialty claims including drugs distributed to other PBMs’ clients under limited distribution contracts with pharmaceutical manufacturers and Freedom Fertility claims.

(4) Amortization of intangible assets includes amounts in both revenues and selling, general and administrative expense.

Revenue amortization is related to the customer contract with Anthem, which commenced upon closing the NextRx acquisition in 2009. Amortization of intangibles that arises in connection with consideration given to a customer by a vendor is characterized as a reduction of revenues. Intangible amortization of $55.4 million ($42.3 million net of tax) and $55.4 million ($34.9 million net of tax) is included as a reduction to revenue for the three months ended September 30, 2018 and 2017, respectively. Intangible amortization of $166.2 million ($127.0 million net of tax) and $166.2 million ($105.0 million net of tax) is included as a reduction to revenue for the nine months ended September 30, 2018 and 2017, respectively.

Selling, general, and administrative expense includes the amortization of other intangible assets and computer software acquired through business combinations, of $349.3 million ($266.9 million net of tax) and $310.7 million ($196.4 million net of tax) for the three months ended September 30, 2018 and 2017, respectively. Selling, general, and administrative expense includes the amortization of other intangible assets and computer software acquired through business combinations, of $1,058.1 million ($808.4 million net of tax) and $926.4 million ($585.5 million net of tax) for the nine months ended September 30, 2018 and 2017, respectively.

(5) Transaction costs include those costs directly related to the acquisition of eviCore and the proposed transaction with Cigna. Costs of $26.0 million ($19.9 million net of tax) and $82.4 million ($63.0 million net of tax) are primarily composed of professional fees and other compensation costs, and are included in selling, general and administrative expense for the three and nine months ended September 30, 2018, respectively.

(6) Costs included in cost of revenues (gross profit), primarily comprised of professional fees, severance and other business activity charges in connection with the enterprise value initiative, are $7.2 million ($5.5 million net of tax) and $39.9 million ($30.5 million net of tax) for the three and nine months ended September 30, 2018, respectively, and $2.4 million for both the three and nine months ended September 30, 2017.

Costs included in selling, general and administrative, primarily comprised of professional fees, severance and other business activity charges in connection with the enterprise value initiative, are $21.0 million ($16.0 million net of tax) and $51.6 million ($39.4 million net of tax) for the three and nine months ended September 30, 2018, respectively, and $20.9 million for both the three and nine months ended September 30, 2017.

(7) Costs included in selling, general and administrative, related to certain charitable contributions made as a result of the tax savings received as part of the 2017 federal tax reform, are $30.0 million ($22.9 million net of tax) for the nine months ended September 30, 2018.

(8) Provision for income taxes includes discrete income tax benefits of $41.5 million and $25.8 million for the three months and nine months ended September 30, 2018, respectively, and includes discrete income tax charges of $5.8 million and $15.5 million for the three months and nine months ended September 30, 2017, respectively. The 2018 net discrete income tax benefits primarily relate to changes in our unrecognized tax benefits as a result of lapses of statutes of limitations. The 2017 discrete income tax charges primarily relate to additions in our unrecognized tax benefits on prior year tax positions and a revaluation of our deferred tax attributes due to changes in effective tax rates offset by a reduction in our unrecognized tax benefits due to settlement of prior year examinations and prior year claims.

(9) In December 2017, the Company sold UBC for approximately $150.0 million, which included both cash and a note receivable. The Company recorded a $1.8 million ($1.4 million net of tax) loss on disposal which is reported within interest expense and other for the nine months ended September 30, 2018. The loss on disposal has an immaterial impact to the adjusted diluted earnings per share reconciliation, see Table 4.

(10) Represents adjustment for the tax impact related to non-GAAP items excluded from adjusted diluted EPS. See Table 5 and 5A for calculation of adjusted effective income tax rate.